FOR IMMEDIATE RELEASE:

Investor Contact:
Tom Line-Chief Financial Officer
614-255-5989 (tline@diamond-hill.com)

Media Contact:
Alysa Spittle - Communications Manager
614-641-2754 (aspittle@diamond-hill.com)

RIC DILLON TO RETIRE AS PORTFOLIO MANAGER FOR DIAMOND HILL
CAPITAL MANAGEMENT

Columbus, Ohio - May 17, 2018 - Ric Dillon will retire from Diamond Hill Capital Management, Inc. as a portfolio manager effective June 30, 2018. Mr. Dillon will continue in his role as Chairman of the Board for Diamond Hill Investment Group, Inc. Mr. Dillon has served as a portfolio manager for the Diamond Hill Long-Short Fund since its inception in June 2000. Most recently, he co-managed the Fund with Chris Bingaman and Jason Downey. Mr. Bingaman and Mr. Downey will continue to manage the Fund after Mr. Dillon’s retirement. Nate Palmer will join the Long-Short Fund as an assistant portfolio manager effective June 30, 2018 to provide additional analytical support. Mr. Palmer has been with the firm since 2009 and has served as a sector leader for the Information Technology and Telecommunications Services team since 2012.

Mr. Dillon joined Diamond Hill as Chief Executive Officer in May 2000 seeing an opportunity to build an investment management firm dedicated to intrinsic value investing. Over the course of 18 years, Diamond Hill expanded from six associates and approximately $25 million in assets under management at the end of 2000 to 116 associates and nearly $22 billion in assets under management today. From the beginning, Mr. Dillon placed a duty to clients at the top of the firm’s priority list. Staying true to this focus has positively impacted Diamond Hill’s clients, associates, shareholders, and the community.

“Ric’s energy, persistency, and optimism were crucially important over the years, especially in the early years as our firm was gaining its footing and eventually growing into a profitable organization,” said Chief Executive Officer Chris Bingaman. “I am grateful for his vision and mentorship through the years. Ric has given us an outstanding legacy on which to build, and I am confident that we will continue to serve clients with our key foundational values in place.”

Mr. Dillon also served as Diamond Hill’s Chief Executive Officer from 2000 to 2015. Prior to joining Diamond Hill, Mr. Dillon was a Portfolio Manager at Loomis Sayles & Co. and President and Chief Investment Officer of Dillon Capital Management.

About Diamond Hill:

We are an independent investment management firm with significant employee ownership and $21.6 billion in assets under management as of April 30, 2018. We provide services to institutions and individuals through mutual funds, institutional separate accounts, exchange traded funds, and private investment funds. Our strategies include long-only equity, alternative long-short equity, and fixed income.

We serve our clients by providing investment strategies that deliver lasting value through a shared commitment to our intrinsic value-based investment philosophy, long-term perspective, disciplined approach and alignment with our clients’ interests. For more information visit www.diamond-hill.com.

Diamond Hill Capital Management, Inc. is a subsidiary of Diamond Hill Investment Group, Inc. (NASDAQ:DHIL).

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